UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Odyssey Marine Exploration, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Odyssey Marine Exploration, Inc.

205 S. Hoover Boulevard, Suite 210

Tampa, Florida 33609

SUPPLEMENT TO PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement dated May 26, 2023 (this “Supplement”) provides updated information with respect to the 2023 Annual Meeting of Stockholders of Odyssey Marine Exploration, Inc. (the “Company” or “Odyssey”) to be held on June 5, 2023 (the “Annual Meeting”).

On April 25, 2023, the Company commenced mailing to its stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), through which the Company is providing to its stockholders access to its proxy materials, including the Notice of the Annual Meeting and the Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”). This Supplement describes a recent change in the proposed nominees for election to the Board of Directors (the “Board”) of the Company and replaces and supersedes any inconsistent information set forth in the Proxy Statement.

Withdrawal of Director Nominee

As described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2023 (the “Form 8-K), on May 26, 2023, the Company and Laura L. Barton entered into a Separation Agreement and General Release (the “Separation Agreement”) pursuant to which Ms. Barton’s employment as the Company’s Chief Business Officer and Secretary will end on May 31, 2023 (the “Termination Date”). Ms. Barton also resigned as a member of the Board and all committees thereof effective on the Termination Date. Ms. Barton’s resignation from the Board was not a result of any disagreement with Odyssey on any matter related to Odyssey’s operations, policies, or practices. As a result, Ms. Barton’s name has been withdrawn from nomination to the Board. The Board has determined that no other nominee for election at the Annual Meeting will be named in place of Ms. Barton; the remaining nominees named in the Proxy Statement will continue to stand for re-election at the Annual Meeting. A summary of the material terms of the Separation Agreement is set forth in the Form 8-K.

Voting Matters

If you have already voted, you do not need to take any action unless you wish to change your vote. Notwithstanding Ms. Barton’s withdrawal as a nominee for election to the Board, the Notice of Internet Availability and the form of proxy card made available with the Notice of the Annual Meeting remain valid; however, any votes that are submitted with instructions to vote for all of the Board’s nominees will be voted only for the remaining four nominees, as named in the Proxy Statement, and instruction to vote for Ms. Barton will be disregarded and will not be counted. If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the Annual Meeting, unless revoked. If you have not yet submitted your proxy or submitted your voting instructions, please disregard Ms. Barton’s name as a nominee for election as a director. None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.

Please refer to the Proxy Statement for instructions on how to submit your vote, or how you may change your vote if you have already voted.

Important Information

The Company has filed the definitive Proxy Statement with the SEC and has furnished to its stockholders the Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its stockholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Supplement, because it contains important information.

Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement.

Please ensure that your shares are represented at the Annual Meeting, as your vote is important.

Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Mark D. Gordon
Chief Executive Officer and
Chairman of the Board of Directors

Tampa, Florida

May 26, 2023